Filed pursuant to Rule 424(b)(3)

File No. 333-278477 and 333-258155

APOLLO DEBT SOLUTIONS BDC

SUPPLEMENT NO. 11 DATED NOVEMBER 26, 2024

TO THE PROSPECTUS DATED APRIL 2, 2024

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Apollo Debt Solutions BDC (the “Company”), dated April 2, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose the Company’s offering of the New 2031 Notes (as defined below).

2031 Notes Offering

On November 21, 2024, the Company issued $400 million in aggregate principal amount of 6.700% notes due 2031 (the “New 2031 Notes”) under the Company’s indenture with U.S. Bank Trust Company, National Association, dated as of March 21, 2024, and second supplemental indenture, dated as of July 29, 2024 (together, the “Indenture”). The New 2031 Notes were issued in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The New 2031 Notes will mature on July 29, 2031 and may be redeemed in whole or in part at the Company’s option at any time at par value plus a “make-whole” premium.

The New 2031 Notes were issued as “Additional Notes” under the Indenture and have identical terms to the Company’s $600 million of aggregate principal amount of 6.700% notes due 2031 that were issued on July 29, 2024 (the “Existing Notes”), other than the issue date and the issue price. The New 2031 Notes will be treated as a single class of notes with the Existing Notes for all purposes under the Indenture.

The Company expects to use the net proceeds of the offering for general corporate purposes of the Company and the Company’s subsidiaries and/or to repay indebtedness, including under the Company’s revolving credit facility.